Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date: August 21, 2012

Company: National Bancshares Corporation
         112 West Market Street
         Orrville, Ohio 44667
Contact: Mark R. Witmer
         President and CEO
Phone:   330.682.1010
Fax:     330.682.4644

NATIONAL BANCSHARES CORPORATION DECLARES THIRD QUARTER DIVIDEND

ORRVILLE, Ohio, August 21, 2012 ~ The Board of Directors of National Bancshares Corporation (OTC: NBOH) today declared a quarterly cash dividend of $0.08 per share for the third quarter 2012. This dividend is payable on October 16, 2012 to shareholders of record as of September 30, 2012.

National Bancshares Corporation is the holding company for First National Bank, a federally chartered national bank formed in Ohio in 1881. First National Bank has fourteen offices in Orrville, Massillon, Wooster, Apple Creek, Dalton, Fairlawn, Kidron, Lodi, Mt. Eaton, Seville and Smithville. Additional information is available at www.discoverfirstnational.com.


Forward-looking Statements: This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Companys filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended
December 31, 2011. The Company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information, or otherwise.